SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

          Filed by the Registrant [X]
          Filed by a Party other than the Registrant [ ]


          Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [X]  Definitive Proxy Statement
          [ ]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                                      CITICORP
          .................................................................
                   (Name of Registrant as Specified In Its Charter)

          .................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


          Payment of Filing Fee (Check the appropriate box):

          [X]  No fee required.
          [ ]  Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11.

               1) Title of each class of securities to which transaction applies:

          .................................................................

               2) Aggregate number of securities to which transaction applies:

          .................................................................

               3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          .................................................................

               4)  Proposed maximum aggregate value of transaction:

          .................................................................

               5)  Total fee paid:

          .................................................................

          [ ]  Fee paid previously with preliminary materials.
          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)   Amount Previously Paid:

          .................................................................

               2)   Form, Schedule or Registration Statement No.:

          .................................................................

               3)   Filing Party:

          .................................................................
               4)   Date Filed:

          .................................................................

                            CITICORP PROXY STATEMENT

                                 NOTICE OF 1997
                         ANNUAL MEETING OF STOCKHOLDERS
                               & PROXY STATEMENT



                                                        CITICORP [Logo]


                      SPACE IN THE AUDITORIUM IS LIMITED.
     Registered stockholders may be asked for identification. If you are a beneficial owner of Citicorp stock held by a bank, broker or investment plan
   ("in street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the broker or bank are examples of proof of ownership.

                                                                 CITICORP [Logo]
--------------------------------------------------------------------------------

Citicorp                                 John S. Reed
399 Park Avenue                          Chairman
New York, New York 10043

February 25, 1997

Dear Stockholder:

You are cordially invited to the Annual Meeting of Stockholders of Citicorp.

It will be held on Wednesday, April 9, 1997, at 9:00 A.M. (Eastern time) in the Ashe Auditorium of the James L. Knight International Center at 400 S.E. Second Avenue in Miami, Florida.

We urge you to attend, if at all possible. We in Citicorp's management consider the Annual Meeting an excellent opportunity for us to discuss your corporation's progress with you in person. If you cannot attend, please be sure to vote your preferences on the enclosed proxy card and return it promptly.

Whether in person or by proxy, it is important that your shares be voted. The participation of the owners of the business in its affairs is an essential ingredient of Citicorp's vitality.

Sincerely,

/s/ John S. Reed

                                                                 CITICORP [Logo]
--------------------------------------------------------------------------------

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:      Wednesday, April 9, 1997
Time:      9:00 A.M. (Eastern time)

Place:     James L. Knight International Center
           Ashe Auditorium
           400 S.E. Second Avenue
           Miami, Florida 33131

At the Annual Meeting, the following proposals are on the agenda for action by the stockholders:

o To elect fourteen directors to hold office until the 1998 Annual Meeting and until the election and qualification of their successors;

o    To approve a new stock incentive plan;

o    To ratify the selection of KPMG Peat Marwick LLP as independent auditors;

o    To act upon certain stockholder proposals; and

o    To transact such other business as may properly come before the meeting.

It is important that your shares be voted. Please complete the proxy card and return it promptly in the enclosed envelope. If you decide to attend the meeting in person, you can withdraw your proxy and vote at that time. Voting is by secret ballot. Stockholders of record at the close of business (5:00 P.M., Eastern time) on February 10, 1997 are entitled to one vote for each share held. A list of these stockholders will be available for inspection for ten days preceding the meeting at the offices of KPMG Peat Marwick LLP, One Biscayne Tower, 2 South Biscayne Boulevard, Miami, Florida 33131-1806, and will also be available for inspection at the meeting itself.

By order of the Board of Directors,

/s/ Charles E. Long

Charles E. Long
Executive Vice President and Secretary

PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citicorp (the 'Board'). These proxies will be voted at the Annual Meeting of Stockholders of Citicorp on Wednesday, April 9, 1997. Holders of common stock of record at the close of business (5:00 P.M., Eastern time) on February 10, 1997 are entitled to one vote for each share held. On that date there were 461,702,410 shares of Citicorp common stock outstanding and eligible to vote. This Proxy Statement and Form of Proxy are first being sent to stockholders on February 25, 1997.

I. ELECTION OF DIRECTORS

    Fourteen nominees have been proposed by the Committee on Directors and approved by the Board for election as directors of Citicorp. The affirmative vote of a plurality of the votes cast at the Annual Meeting by holders of common stock entitled to vote thereon is required for the election of each nominee as a director of Citicorp.

    The following information with respect to each nominee is set forth below: name, age, the number of shares of Citicorp common stock beneficially owned by the nominee as of January 31, 1997, the year in which the nominee became a director of Citicorp, principal occupation, business experience, the standing committees of the Board of which the nominee is a member, the names of other companies of which the nominee is a director and certain other activities of the nominees.

[Photo]                      Former Chairman and Chief Executive Officer
D. Wayne Calloway            PepsiCo, Inc.
61                           o Joined PepsiCo, Inc. -- 1967
3,877 shares                 o President and Chief Operating Officer, Frito-Lay,
1988                           Inc. -- 1976
                             o Chairman of the Board and Chief Executive
                               Officer, Frito- Lay, Inc. -- 1978
                             o Director of PepsiCo, Inc. -- 1983
                             o Executive Vice President and Chief Financial
                               Officer, PepsiCo, Inc. -- 1983
                             o President and Chief Operating Officer -- 1985
                             o Chairman and Chief Executive Officer -- 1986 to
                               1996
                             o Committees: Directors, Personnel and Subsidiaries
                               and Capital
                             o Other Directorships: Citibank, N.A., Exxon
                               Corporation, General Electric Company and
                               PepsiCo, Inc.
                             o Other Activities: The Business Council

[Photo]                      Vice Chairman
Paul J. Collins              Citicorp and Citibank, N.A.
60                           o Joined Citibank, N.A. -- 1961
797,416 shares(1)            o Head, Investment Bank -- 1982
1985                         o Senior Corporate Officer for North America/Chief
                               Planning Officer -- 1985
                             o Vice Chairman, Senior Corporate Officer for
                               Europe and the Middle East -- 1988
                             o Vice Chairman, Finance -- 1991
                             o Vice Chairman, Emerging Markets -- 1996
                             o Committees: Executive (ex-officio) and
                               Subsidiaries and Capital (Chairman)
                             o Other Directorships: Citibank, N.A. and
                               Kimberly-Clark Corporation

                           (1) Includes 595,369 shares which Mr. Collins has
                               the right to acquire within 60 days pursuant to employee benefit plans.


[Photo]                      Chairman and Chief Executive Officer
Kenneth T. Derr              Chevron Corporation
60                           o Joined Chevron Corporation -- 1960
8,230 shares                 o Assistant to the President -- 1969
1987                         o Vice President -- 1972
                             o President and Chief Executive Officer, Chevron,
                               USA Inc. -- 1979 to 1984
                             o Director, Chevron Corporation -- 1981
                             o Vice Chairman -- 1985 to 1988
                             o Chairman and Chief Executive Officer -- 1989
                             o Committees: Executive, Personnel, Subsidiaries
                               and Capital and Citibank, N.A. Consulting
                             o Other Directorships: AT&T Corp. and Potlatch
                               Corporation
                             o Other Activities: American Petroleum Institute
                               (Director), The Business Council, The Business Roundtable and The California Business Roundtable

[Photo]                      Institute Professor
John M. Deutch               Massachusetts Institute of Technology
58                           o Director, Energy Research of the U.S. Department
10,728 shares                  of Energy -- 1978
1996                         o Undersecretary, U.S. Department of Energy -- 1979
                               to 1980
                             o Dean of Science, M.I.T. -- 1982 to 1985
                             o Provost and Karl T. Compton Professor of
                               Chemistry, M.I.T. -- 1985 to 1990
                             o Institute Professor, M.I.T. -- 1990 to 1993
                             o Undersecretary, Department of Defense -- 1993
                             o Deputy Secretary, Department of Defense -- 1994
                             o Director, C.I.A. -- 1995 to 1996
                             o Institute Professor, M.I.T. -- 1996
                             o Committees: Audit and Public Issues
                             o Other Directorships: Citibank, N.A., Palomar
                               Medical Technologies, Inc. and CMS Energy


[Photo]                      Chairman and Chief Executive Officer
Reuben Mark                  Colgate-Palmolive Company
58                           o Joined Colgate-Palmolive Company -- 1963
5,913 shares                 o President and General Manager (Venezuela and
1996                           Canada) -- 1970 to 1974
                             o Vice President and General Manager -- 1974 to
                               1979
                             o Group Vice President -- 1979 to 1981
                             o Executive Vice President -- 1981 to 1983
                             o Director, Colgate-Palmolive Company -- 1983
                             o President (Chief Operating Officer) -- 1983 to
                               1984
                             o Chief Executive Officer -- 1984 to 1986
                             o Chairman of the Board and Chief Executive Officer
                               -- 1986
                             o Committees: Audit, Directors and Subsidiaries and
                               Capital
                             o Other Directorships: Citibank, N.A., New York
                               Stock Exchange, Inc., Pearson plc and Time Warner
                               Inc.

[Photo]                      President
Richard D. Parsons           Time Warner, Inc.
48                           o Assistant and First Assistant Counsel to the
1,730 shares                   Governor, State of New York -- 1971 to 1974
1996                         o Deputy Counsel to the Vice President, Office of
                               the Vice President of the United States -- 1975
                             o General Counsel and Associate Director, Domestic
                               Council, White House -- 1975 to 1977
                             o Managing Partner, Patterson Belknap, Webb & Tyler
                               -- 1977 to 1988
                             o President and Chief Operating Officer, Dime
                               Savings Bank of New York -- 1988 to 1990
                             o Chairman and Chief Executive Officer, Dime
                               Savings Bank of New York -- 1991 to 1995
                             o President, Time Warner, Inc. -- 1995
                             o Committees: Audit and Subsidiaries and Capital
                             o Other Directorships: Citibank, N.A., Federal
                               National Mortgage Association, Philip Morris
                               Companies, Inc. and Time Warner, Inc.


[Photo]                      Chairman
John S. Reed                 Citicorp and Citibank, N.A.
58                           o Joined Citibank, N.A. -- 1965
1,621,624 shares(2)          o Head, Individual Bank -- 1975
1982                         o Vice Chairman -- 1982
                             o Chairman and Chief Executive Officer -- 1984
                             o Committees: Directors (Chairman) and Executive
                               (ex-officio)
                             o Other Directorships: Citibank, N.A., Monsanto
                               Company and Philip Morris Companies, Inc.
                             o Other Activities: The Business Council and The
                               Bankers Roundtable

                           (2) Includes 600,000 shares which Mr. Reed has the
                               right to acquire within 60 days pursuant to employee benefit plans.

[Photo]                      Vice Chairman
William R. Rhodes            Citicorp and Citibank, N.A.
61                           o Joined Citibank, N.A. -- 1957
333,421 shares(3)            o Senior Corporate Officer responsible for the
1991                           Caribbean, Central and South America and
                               Sub-Sahara Africa -- 1969
                             o Chairman, Citicorp and Citibank, N.A.
                               Restructuring Committee -- 1984
                             o Group Executive -- 1986
                             o Senior Executive, International -- 1990
                             o Vice Chairman -- 1991
                             o Committees: Executive (ex-officio)
                             o Other Directorships: Citibank, N.A. and Private
                               Export Funding Corporation (PEFCO) Other
                               Activities: Brown University, Council of the
                               Americas, Council on Foreign Relations, The
                               Institute for International Finance, New York City Partnership, New York City Chamber of Commerce, New York Hospital, The Metropolitan Museum of Art, Northfield Mount Hermon School, Lincoln Center Consolidated Corporate Fund, Institute for EastWest Studies, Group of 30 and U.S.-Egyptian Presidents' Council

                           (3) Includes 228,334 shares which Mr. Rhodes has
                               the right to acquire within 60 days pursuant to employee benefit plans.


[Photo]                      Former Assistant Secretary of State
Rozanne L. Ridgway           for Europe and Canada
61                           o U.S. Department of State: Ambassador to Finland
1,995 shares                   -- 1977 to 1980; Counselor -- 1980 to 1981;
1990                           Ambassador to German Democratic Republic -- 1982
                               to 1985; Assistant Secretary of State -- 1985 to
                               1989
                             o President, The Atlantic Council of the United
                               States -- 1989 to 1992
                             o Co-Chair -- 1993 to 1996
                             o Committees: Audit and Public Issues
                             o Other Directorships: Citibank, N.A., Bell
                               Atlantic Corporation, The Boeing Company, Emerson
                               Electric Co., Minnesota Mining and Manufacturing
                               Company, RJR Nabisco, Inc., Sara Lee Corporation and Union Carbide Corporation
                             o Other Activities: The Atlantic Council of the
                               United States (Director), American Academy of
                               Diplomacy (Director),The Brookings Institution
                               (Trustee), The CNA Corporation (Trustee),
                               National Geographic Society (Trustee) and
                               Baltic-American Enterprise Fund (Chair)

[Photo]                      Vice Chairman
H. Onno Ruding               Citicorp and Citibank, N.A.
57                           o Executive Director of the International Monetary
264,483 shares(4)              Fund -- 1977 to 1981
1990                         o Member of the Board of Managing Directors of
                               Amsterdam-Rotterdam Bank -- 1981 to 1982
                             o Minister of Finance of the Kingdom of the
                               Netherlands -- 1982 to 1989
                             o Chairman of the Netherlands Christian Federation
                               of Employers -- 1990 to 1992
                             o Joined Citibank, N.A. management -- 1992
                             o Vice Chairman -- 1992
                             o Committees: Executive (ex-officio) and Citibank,
                               N.A. Consulting
                             o Other Directorships: Amsterdamsch Trustees
                               Kantoor B.V. (Supervisory Director), Pechiney
                               S.A. (Director), Unilever N.V. and Unilever PLC
                               (Advisory Director) and Corning Incorporated
                               (Director)

                           (4) Includes 219,287 shares which Mr. Ruding has
                               the right to acquire within 60 days pursuant to employee benefit plans.


[Photo]                      Chairman, President and Chief Executive Officer
Robert B. Shapiro            Monsanto Company
58                           o Joined G.D. Searle & Co. (subsequently acquired
2,237 shares                   by Monsanto Company) -- 1979
1994                         President, The NutraSweet Group (a division of G.D.
                               Searle & Co.) -- 1982 to 1985
                             o Chairman and Chief Executive Officer, The
                               NutraSweet Company (a subsidiary of Monsanto
                               Company) -- 1985 to 1990
                             o President, The Agricultural Group (a division of
                               Monsanto Company) -- 1990 to 1993
                             o President and Chief Operating Officer, Monsanto
                               Company -- 1993 to 1995
                             o Chairman, President and Chief Executive Officer,
                               Monsanto Company -- 1995
                             o Committees: Audit (Chairman)
                             o Other Directorships: Citibank, N.A. and Silicon
                               Graphics, Inc.

[Photo]                      Chairman Emeritus
Frank A. Shrontz             The Boeing Company
65                           o Joined The Boeing Company -- 1958
9,850 shares                 o Assistant Secretary of the U.S. Air Force -- 1973
1986                           to 1976
                             o Assistant Secretary of Defense -- 1976 to 1977
                             o Rejoined The Boeing Company -- 1977
                             o President and Director -- 1985
                             o Chief Executive Officer -- 1986
                             o Chairman and Chief Executive Officer -- 1988 to
                               1996
                             o Chairman -- 1996 to 1997
                             o Committees: Directors, Executive, Personnel
                               (Chairman) and Public Issues
                             o Other Directorships: Citibank, N.A., The Boeing
                               Company, Boise Cascade Corporation, Chevron
                               Corporation and Minnesota Mining and
                               Manufacturing Company
                             o Other Activities: The Business Council


[Photo]                      Former President
Franklin A. Thomas           The Ford Foundation
62                           o President, Bedford-Stuyvesant Restoration
15,288 shares                  Corporation -- 1967 to 1977
1970                         o Private practice of law -- 1978 to 1979
                             o President, The Ford Foundation -- 1979 to 1996
                             o Committees: Directors, Executive, Personnel and
                               Public Issues (Chairman)
                             o Other Directorships: Citibank, N.A., ALCOA,
                               Cummins Engine Company, Inc., Lucent Technologies and PepsiCo, Inc.


[Photo]                      Chairman
Edgar S. Woolard, Jr.        E.I. du Pont de Nemours & Company
62                           o Joined E.I. du Pont de Nemours & Company -- 1957
28,069 shares                o Executive Vice President and Director -- 1983
1987                         o Vice Chairman -- 1985
                             o President and Chief Operating Officer -- 1987
                             o Chairman and Chief Executive Officer -- 1989
                             o Chairman -- 1995
                             o Committees: Executive, Personnel, Subsidiaries
                               and Capital and Citibank, N.A. Consulting
                             o Other Directorships: Apple Computer, Inc. and
                               Zurich Holding Company of America, Inc.
                             o Other Activities: The Business Council

Share Ownership of Management

     Shares owned by Messrs. Reed, Collins, Rhodes, Ruding and Campbell, including those acquired through the staff compensation plans of Citicorp and Citibank, N.A., are described separately in this Proxy Statement.

     As of January 31, 1997, the current directors and executive officers of Citicorp as a group beneficially owned 5,030,632 shares of Citicorp common stock (including 2,945,932 shares which the directors and executive officers have the right to acquire within 60 days pursuant to employee benefit plans), representing approximately 1.09% of Citicorp's outstanding shares. No single executive officer or director beneficially owned at that date more than 0.35% of Citicorp's outstanding stock, and all directors as a group beneficially owned at that date less than 0.68% of Citicorp's outstanding stock.

--------------------------------------------------------------------------------

Section 16(a) Beneficial Ownership Reporting Compliance

     Based on its review of the reports furnished to Citicorp for 1996 pursuant to Section 16 of the Securities Exchange Act of 1934 (the 'Exchange Act'), Citicorp believes all of the reports required to be filed under Section 16 were filed on a timely basis.

--------------------------------------------------------------------------------

Certain Other Share Owners

     His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud, P.O. Box 8653, Riyadh, 11492, Saudi Arabia is the only person known by Citicorp to own beneficially more than five percent of any class of Citicorp's voting securities. Prince Alwaleed's Schedule 13D under the Exchange Act as filed with the Securities and Exchange Commission (the 'SEC'), as amended through February 5, 1996, indicates that, as of January 26, 1996, Prince Alwaleed beneficially owned 41,114,149 shares of Citicorp common stock, which shares represent approximately 8.90% of Citicorp's outstanding common stock as of January 31, 1997. Prince Alwaleed has sole voting and dispositive power with respect to all of such shares.

--------------------------------------------------------------------------------

Board Meetings

     There were 11 meetings of the Board during 1996. All directors except Mr. Parsons attended 75% or more of the total Board and committee meetings held.

--------------------------------------------------------------------------------

Size of the Board

     The number of directors on the Board is fixed at fourteen. Directors standing for election will hold office until the next annual meeting and until the election and qualification of their successors. If any nominee is unable to serve out his or her term, the Committee on Directors may recommend a successor to fill the unexpired portion, subject to subsequent appointment by the Board.

--------------------------------------------------------------------------------

Board Committees

     Audit Committee. The Audit Committee supervises independent audits of Citicorp and oversees the establishment of appropriate accounting policies for Citicorp and Citibank, N.A. Current members are Mr. Shapiro (Chairman), Mr. Deutch, Mr. Mark, Mr. Parsons and Ambassador Ridgway. The Audit Committee met five times during 1996.

     The Audit Committee's principal functions include reviews of: the audit plans, scope of audit and audit findings of both the independent auditors and the corporation's internal corporate audit group; significant tax and legal matters; reports on credit portfolios and processes; and internal controls. Further, it is the responsibility of the Committee to recommend to the Board the annual appointment of the independent auditors, to review the findings of internal and independent auditors, financial controllers and external regulatory agencies and to review the accounting policies used in preparing the financial statements of Citicorp and Citibank, N.A.

     Committee on Directors. The Committee on Directors recommends qualified candidates for membership on the Boards of Directors of Citicorp and Citibank, N.A. Current members are Mr. Reed (Chairman), Mr. Calloway, Mr. Mark, Mr. Shrontz and Mr. Thomas. The Committee on Directors met once during 1996.

     The Committee on Directors actively solicits recommendations for prospective directors and recommends the approval of a candidate. The nominees are then presented to the Board, which proposes the slate of directors to be submitted to the stockholders at the Annual Meeting. In addition, the Committee is charged with keeping current with and recommending changes in directors' compensation.

     Personnel Committee. The Personnel Committee oversees employee policies and programs of Citicorp and Citibank, N.A. Current members are Mr. Shrontz (Chairman), Mr. Calloway, Mr. Derr, Mr. Thomas and Mr. Woolard. The Personnel Committee met six times during 1996.

     The Personnel Committee reviews and approves compensation policy and other personnel-related programs to maintain an environment at Citicorp and Citibank, N.A. that attracts and retains people of high capability, commitment and integrity. In addition, the Committee oversees succession planning.

     Other Committees. In addition to the committees described above, the Board has a Committee on Subsidiaries and Capital, an Executive Committee and a Public Issues Committee. Their functions and members are described in Citicorp's 1996 Annual Report.

--------------------------------------------------------------------------------

Board Compensation

     Directors of Citicorp who are not officers of Citicorp or Citibank, N.A. received an annual retainer of $40,000 for their services in 1996, of which $10,000 is deferred under Citicorp's Directors' Deferred Compensation Plan described below and is payable in Citicorp common stock upon a director's retirement. In addition, outside directors received a fee of $950 for each Board, committee or other meeting attended. In lieu of the committee meeting fees, the Chairmen of the Audit Committee and the Personnel Committee each received a stipend of $20,000 and the Chairman of the Public Issues Committee received a stipend of $10,000.

     Outside directors of Citicorp who served on the Citibank, N.A. Board of Directors received an annual retainer of $10,000 for those services in 1996. Citicorp directors who did not serve on the Citibank, N.A. Board of Directors served on the Consulting Committee to the Citibank, N.A. Board of Directors; and of these, the outside directors on the Consulting Committee received an annual retainer of $10,000 for those services in 1996. In addition, each outside director and each outside member of the Consulting Committee received a fee of $950 for each meeting of the Citibank, N.A. Board of Directors attended. Outside members of the Audit Committee of the Citibank, N.A. Board of Directors received a fee of $950 for each meeting of that committee attended. In lieu of committee meeting fees, the

Chairman of the Audit Committee of the Citibank, N.A. Board of Directors received a stipend of $10,000. Those directors who are officers of Citicorp or Citibank, N.A. received no additional compensation for their services on the Board or the Citibank, N.A. Board of Directors or any committee thereof.

     Under Citicorp's Directors' Deferred Compensation Plan, outside directors may elect to defer all or part of their retainers and/or fees. Amounts deferred are credited to investment accounts whose returns correspond to the funds established under the Citibank, N.A. Savings Incentive Plan (the 'Savings Incentive Plan'), a plan available to all regular United States employees of Citibank, N.A. and certain affiliates (including directors who are also employees). The amounts credited are expressed in units in those investment accounts, which have the same value as the corresponding units in a fund under the Savings Incentive Plan on the date of such crediting and thereafter will have the value set on the immediately preceding valuation date for the corresponding fund. Payments of deferred compensation credited to the investment account mirroring Fund B established under the Savings Incentive Plan will be in shares of Citicorp common stock. Payments of deferred compensation credited to investment accounts which mirror funds other than Fund B will be in cash.

EXECUTIVE OFFICERS

     The following information with respect to each executive officer of Citicorp who is not a nominee for election as a director is set forth below: name, age and the position held with Citicorp and the date from which such position has been continuously held.

Name                           Age   Position and Office Held and Date from Which Held
----------------------------  -----  ----------------------------------------------------------
Roberta J. Arena............   48    Executive Vice President, Bankcards Europe and North
                                     America -- 1994
William I. Campbell.........   52    Executive Vice President, Citibanking Worldwide Consumer
                                     Bank -- 1996
Alvaro A.C. de Souza........   48    Executive Vice President, Private Bank -- 1996
Edward D. Horowitz..........   49    Executive Vice President, Advanced Development: New
                                     Products and Services -- 1997
Thomas E. Jones.............   58    Executive Vice President and a Principal Financial
                                     Officer -- 1990
Charles E. Long.............   56    Executive Vice President and Secretary -- 1987
Dionisio R. Martin..........   53    Executive Vice President, Emerging Markets  -- 1996
Robert A. McCormack.........   53    Executive Vice President, Global Relationship
                                     Banking -- 1996
Victor J. Menezes...........   47    Executive Vice President, Chief Financial Officer  -- 1995
Lawrence R. Phillips........   57    Senior Human Resources Officer -- 1993
John J. Roche...............   61    Executive Vice President, Legal Affairs -- 1989
Mary Alice W. Taylor........   47    Executive Vice President, Worldwide Operations and
                                     Technology -- 1997

      The group of all executive officers consists of 16 individuals, including Messrs. Reed, Collins, Rhodes and Ruding (who are all directors of Citicorp) and the 12 officers named above. Officers serve at the pleasure of the Board.

      Each executive officer who is not a director of Citicorp has been employed in such position or in other executive or management positions with Citicorp and Citibank, N.A. for more than the last five years, except for Messrs. Campbell, Horowitz and Phillips and Ms. Taylor. Mr. Campbell joined Citicorp in 1996 and from July 1995 to December 1995 was a consultant to Citicorp. Prior to that time Mr. Campbell had served in a number of executive positions with Philip Morris Companies, Inc., most recently as Chairman of U.S. Operations. Mr. Horowitz joined Citibank in January 1997 and, prior to that time, from 1989 was Senior Vice President-Technology at Viacom, Inc. and Chairman and Chief Executive Officer of Viacom Interactive Media. Mr. Phillips joined Citicorp in 1993 and, prior to that time, had been Vice President of Human Resources for the GE Aerospace division of General Electric Company. Ms. Taylor joined Citibank in January 1997 and, prior to that time, was a Senior Vice President at Federal Express Corporation. Before that, Ms. Taylor held management positions with Shell Oil Corporation, Cook Industries and Northern Telecom, Inc.

DIRECTOR AND OFFICER TRANSACTIONS

      Certain transactions involving loans, deposits and sales of commercial paper, certificates of deposit and other money market instruments and certain other banking transactions occurred during 1996 between Citicorp and Citibank, N.A. on the one hand and certain directors or executive officers of Citicorp and Citibank, N.A., members of their immediate families or associates of the directors, the executive officers or their family members on the other. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

COMPENSATION

    The tables on pages 13 through 15 set forth a profile of Citicorp's executive compensation and show, among other things, salaries and bonuses paid during the last three years, options granted with respect to 1996 and aggregate option exercises in 1996 for the Chairman and each of the four other most highly compensated executive officers (the 'Named Executives'). These tables are specified by current SEC requirements. There is also included a table, Management Compensation Profile for 1996, set forth below, which is consistent with the other tables. It has been previously used by Citicorp and is provided to insure continuity.

                                     MANAGEMENT COMPENSATION PROFILE FOR 1996
-----------------------------------------------------------------------------------------------------------------
Citicorp Stock                    Salary and                                     Restricted Stock Granted Since
 Beneficially                      Savings               Restricted                Program Inception (1986)
 Owned as of                      Incentive     Annual     Stock      Stock     -------------------------------
 January 31,                         Plan     Incentive    Shares    Options                            1996
   1997(1)     Name and Position  Benefits(2) Awards(3)   Granted   Granted(4)  Shares     Value(5)   Dividends
-------------- -----------------  ----------- ---------  ---------- ----------  --------  ----------- ---------
1,021,624      J.S. Reed,         $1,554,667  $2,000,000   - 0 -      182,000    235,000  $27,348,125 $ 198,000
                Chairman
  202,047      P.J. Collins,        848,000      500,000   - 0 -       75,000    107,700  12,533,588   111,600
                Vice Chairman
  105,087      W.R. Rhodes, Vice    848,000      500,000   - 0 -       50,000     55,700   6,482,088    63,000
                Chairman
   45,196      H.O. Ruding, Vice    848,000      500,000   - 0 -       50,000    - 0 -      - 0 -      - 0 -
                Chairman
    3,000      W.I. Campbell,       686,741      650,000   - 0 -      105,000    - 0 -      - 0 -      - 0 -
                Executive Vice
                President
-----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------
                                    Stock Options Granted
Citicorp Stock                            Since 1987
 Beneficially                      -----------------------
 Owned as of                                    Avg. Grant
 January 31,                        Options     Price Per
   1997(1)     Name and Position   Granted(6)     Share
-------------  -----------------   ----------   ----------
1,021,624      J.S. Reed,          1,761,000    $   39.90
                Chairman
  202,047      P.J. Collins,         990,000        37.33
                Vice Chairman
  105,087      W.R. Rhodes, Vice     809,000        37.09
                Chairman
   45,196      H.O. Ruding, Vice     670,000        40.83
                Chairman
    3,000      W.I. Campbell,        305,000        81.48
                Executive Vice
                President
----------------------------------------------------------

(1) Does not include shares which individuals have the right to acquire pursuant to stock option awards.
(2) Total salary and savings incentive plan benefits shown reflect amounts earned in 1996 constituting salary and compensation earned in accordance with the Savings Incentive Plan, a portion of which is deferred and the balance of which is paid in cash. Amounts constituting salary reflect any increase in salary granted in March 1996 based on corporate and individual performance in 1995. Amounts shown do not include amounts expended by Citicorp pursuant to plans (including group life, health and international service) that do not discriminate in scope, terms or operation in favor of executive officers or directors of Citicorp and that are generally available to all salaried employees. Amounts shown also do not include amounts expended by Citicorp which may have a value as a personal benefit to the named individual. The value of such benefits, however, did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any individual named.
(3) Incentive awards were made in January 1997 based on 1996 performance. Seventy-five percent of each award was paid in cash and, as described in the Personnel Committee Report on Executive Compensation below, 25% of each award was deferred into share units whose return is equivalent to the return on shares of Citicorp common stock for a period of five years from the date the award was granted, at which time the deferred award is payable in cash unless further deferred. To the extent dividends are declared on Citicorp's common stock, dividend equivalents will be credited on the share units in the form of additional units, which will automatically be reinvested.
(4) Numbers of stock options shown reflect stock options granted in January 1997 to each of the Named Executives based on corporate and individual performance in 1996. Options granted in January 1997 under the 1988 Stock Incentive Plan to each of the Named Executives have an exercise price of $110.50 per share, a term of ten years and vest three years from the date of grant with respect to 50% of such options; the balance of the options will vest four years from the date of grant.
(5) Total shares of restricted stock granted multiplied by the closing price on the New York Stock Exchange composite tape on January 31, 1997 ($116.375).
(6) Numbers of options shown include stock options granted in January 1997 based on corporate and individual performance in 1996.

                                         SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------
                                        Annual Compensation           Long-Term Compensation
                               -----------------------------------            Awards
                                                           Other      -----------------------
                                                          Annual      Restricted     Shares      All Other
      Name and                                           Compensa-      Stock      Underlying    Compensa-
 Principal Position   Year       Salary       Bonus(1)    tion(2)     Awards(3)    Options(4)     tion(5)
-------------------   ----     ----------   ----------   ---------    ---------    ----------    ----------
J.S. Reed,            1996     $1,466,667   $2,000,000   $ - 0 -        - 0 -         182,000    $  88,000
 Chairman (Chief      1995      1,300,000    3,000,000     - 0 -        - 0 -         100,000       78,000
 Executive Officer)   1994      1,275,000    3,000,000     - 0 -        - 0 -         250,000       76,500

P.J. Collins,         1996        800,000      500,000     - 0 -        - 0 -          75,000       48,000
 Vice Chairman        1995        791,667      750,000     - 0 -        - 0 -          75,000       47,500
                      1994        750,000      475,000     - 0 -        - 0 -         100,000       45,000

W.R. Rhodes,          1996        800,000      500,000     - 0 -        - 0 -          50,000       48,000
 Vice Chairman        1995        783,333      750,000     - 0 -        - 0 -          75,000       47,000
                      1994        700,000      950,000     - 0 -        - 0 -         100,000       42,000

H.O. Ruding,          1996        800,000      500,000     - 0 -        - 0 -          50,000       48,000
 Vice Chairman        1995        791,667      750,000     - 0 -        - 0 -          75,000       47,500
                      1994        750,000      665,000     - 0 -        - 0 -         100,000       45,000

W.I. Campbell,        1996        686,741      650,000     - 0 -        - 0 -         105,000       - 0 -
 Executive Vice       1995         - 0 -        - 0 -      - 0 -        - 0 -         200,000       - 0 -
 President(6)         1994         - 0 -        - 0 -      - 0 -        - 0 -          - 0 -        - 0 -
------------------------------------------------------------------------------------------------------------

(1) For 1996 and 1995, 75% of the annual incentive award to each Named Executive was paid in cash and, as described in the Personnel Committee Report on Executive Compensation below, 25% of such award was deferred into share units whose return is equivalent to the return on shares of Citicorp common stock for a period of five years from the date the award was granted, at which time the deferred award is payable in cash unless further deferred. To the extent dividends are declared on Citicorp's common stock, dividend equivalents will be credited on the share units in the form of additional units, which will automatically be reinvested.

(2) Amounts shown do not include amounts expended by Citicorp pursuant to plans (including group life, health and international service) that do not discriminate in scope, terms or operation in favor of executive officers or directors of Citicorp and that are generally available to all salaried employees. Amounts shown also do not include amounts expended by Citicorp which may have a value as a personal benefit to the named individual. The value of such benefits, however, did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any individual named.

(3) The number of shares and value of aggregate restricted stock holdings of each of the Named Executives on December 31, 1996 were 110,000 and $11,330,000 (Mr. Reed), 62,000 and $6,386,000 (Mr. Collins), and 35,000
      and $3,605,000 (Mr. Rhodes). For purposes of the year-end calculation, the value of the restricted stock is determined by multiplying the total shares held by the closing price on the New York Stock Exchange composite tape on December 31, 1996 ($103.00). In January 1994, Mr. Reed received an award of 50,000 shares of restricted stock based on 1993 performance and as a long-term incentive; such shares are not reflected in this table; those shares were described in Citicorp's 1996 Proxy Statement. To the extent dividends are declared on Citicorp's common stock, dividends will be paid on the restricted stock holdings.

(4) All options for 1996 were granted in January 1997. Each of the Named Executives, except Mr. Reed and Mr. Campbell, received a grant of options covering 75,000 shares in August 1995. Mr. Reed received a grant of options covering 100,000 shares in September 1995. Mr. Campbell received grants of options covering a total of 200,000 shares in January 1996 in connection with his employment by Citicorp in January 1996; those shares are listed as 1995 options, consistent with all January grants of options. Options for 1994 were granted in January 1995.

(5) Cash compensation earned in accordance with the Savings Incentive Plan. Amounts in excess of contribution limits established by the Internal Revenue Code are paid in cash to the Named Executive.

(6) Mr. Campbell has been employed by Citicorp since January 1996. Mr. Campbell was a consultant to Citicorp from July 1995 to December 1995 and received fees from Citicorp for his consulting services for that period in an aggregate amount of $250,000. Mr. Campbell received grants of options covering a total of 200,000 shares in January 1996 in connection with his employment by Citicorp in January 1996; those shares are listed as 1995 options, consistent with all January grants of options.

                                           OPTION GRANTS IN LAST FISCAL YEAR
-------------------------------------------------------------------------------------------------------------------
                                                                                     Potential Realizable Value at
                                                                                        Assumed Annual Rates of
                    Individual                                                          Stock Appreciation for
                      Grants                                                               Option Term(3)
-------------------------------------------------------------------------------------------------------------------
                     Number of     Percent
                      Shares       of Total
                    Underlying      Options      Exercise
                      Options      Granted to      Price          Expiration
      Name          Granted(1)    Employees(2)  (per share)          Date                5%               10%
-------------------------------------------------------------------------------------------------------------------
J.S. Reed              182,000       2.45%       $110.50       January 21, 2007   $    12,647,700   $    32,051,755
P.J. Collins            75,000       1.01         110.50       January 21, 2007         5,211,964        13,208,141
W.R. Rhodes             50,000       0.67         110.50       January 21, 2007         3,474,643         8,805,427
H.O. Ruding             50,000       0.67         110.50       January 21, 2007         3,474,643         8,805,427
W.I. Campbell          105,000       1.41         110.50       January 21, 2007         7,296,750        18,491,397
All Stockholders(4)        N/A        N/A            N/A             N/A           30,005,413,446    76,039,608,872
-------------------------------------------------------------------------------------------------------------------

(1) Numbers of shares underlying options shown reflect stock options granted in January 1997 to each of the Named Executives based on corporate and individual performance in 1996. Options granted in January 1997 to each of the Named Executives have a term of ten years and vest three years from the date of grant with respect to 50% of such options; the balance of the options will vest four years from the date of grant. Mr. Campbell received additional grants of options covering a total of 200,000 shares in January 1996 in connection with his employment by Citicorp. Options granted with respect to 100,000 of such shares are identical to the January 1997 option grants, except that the exercise price is $66.25 per share. Options granted in January 1996 to Mr. Campbell with respect to an additional 100,000 shares have an exercise price of $66.25 per share, a term of five years and vested with respect to 50% of such options when the market price of Citicorp common stock reached $100 per share and remained at or above that level for 20 trading days in a consecutive 30-trading-day period; the balance of the options will vest when the stock price reaches $115 per share and remains at or above that level for 20 trading days in a consecutive 30-trading-day period.
(2) Total options granted to employees are options granted to employees in January 1997 based on corporate and individual performance in 1996.
(3) Amounts for the Named Executives shown in these columns have been derived by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), multiplying the result by the number of shares covered by the options, and subtracting the aggregate exercise price of the options. The terms of such options are described above. The dollar amounts set forth under this heading are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the stock price of Citicorp.
(4) The potential realizable gain to all stockholders (based on 463,217,018 shares outstanding as of December 31, 1996, with a market price per share of $103.00) at 5% and 10% assumed annual rates over a term of ten years, commencing on January 1, 1997, is provided as a comparison to the potential gain realizable by the Named Executives at the same assumed annual rates of stock appreciation.

                        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                    FISCAL YEAR-END OPTION VALUE
--------------------------------------------------------------------------------------------------
                                                 Number of Shares
                                              Underlying Unexercised       Value of Unexercised
                   Shares                            Options               In-the-Money Options
                  Acquired                     at Fiscal Year-End(3)       at Fiscal Year-End(3)
                     on          Value      --------------------------  --------------------------
Name             Exercise(1)  Realized(2)   Exercisable  Unexercisable  Exercisable  Unexercisable
-------------    -----------  -----------   -----------  -------------  -----------  -------------
J.S. Reed         679,000     $40,054,875     600,000       482,000     $40,068,750  $17,081,250
P.J. Collins      107,131       5,938,895     595,369       212,500      44,443,880    7,604,688
W.R. Rhodes       375,466      22,141,449     228,334       187,500      14,495,574    7,604,688
H.O. Ruding       182,453       8,709,020     244,287       187,500      16,256,189    7,604,688
W.I. Campbell         -0-             -0-      50,000       255,000       1,837,500    5,512,500
--------------------------------------------------------------------------------------------------

(1)   Includes all exercises during calendar year 1996.

(2) The value realized equals the market value of the common stock acquired on the date of exercise minus the exercise price. With respect to options exercised by Mr. Reed, Mr. Reed has retained ownership of all shares acquired on exercise.

(3) Included in fiscal year-end figures are shares underlying options granted in January 1997 based on corporate and individual performance in 1996. Options were granted in tandem prior to 1988; such options are exercisable for either book value or market value shares (but only one of those alternatives), at the choice of the optionee. The number of shares reflected in the table is the market or book value (using whichever value would produce the greatest number of shares) of common stock on December 31, 1996. The value of those options reflected in the table is the market or book value (using whichever value would produce the greater profit) of common stock on December 31, 1996 minus the related market or book value exercise price. The market value of common stock on the New York Stock Exchange composite tape as of December 31, 1996 was $103.00 per share and the book value of common stock on such date was $40.25 per share. All options exercised in and granted for 1996 were market value options.

      Citicorp also provides compensation in the form of a benefit under the Retirement Plan. The following table sets forth the estimated annual retirement benefits as of December 31, 1996, as provided by the Retirement Plan and supplemental non-qualified pension plans, payable upon retirement to employees in specified remuneration and years-of-service classifications. Amounts include estimated Social Security benefits which would be deducted in calculating benefits payable under the Retirement Plan. The estimated amounts are based on the assumption that payments under the Retirement Plan will commence upon retirement at age 65.

                              PENSION PLAN TABLE(1)
--------------------------------------------------------------------------------
                                          Years of Service
                     ----------------------------------------------------------
      Remuneration       15          20          25          30          35
--------------------------------------------------------------------------------
$  200,000.........  $   60,000  $   80,000  $  100,000  $  120,000  $  127,500
   500,000.........     150,000     200,000     250,000     300,000     318,750
 1,000,000.........     300,000     400,000     500,000     600,000     637,500
 2,000,000.........     600,000     800,000   1,000,000   1,200,000   1,275,000
 3,000,000.........     900,000   1,200,000   1,500,000   1,800,000   1,912,500
 6,000,000.........   1,800,000   2,400,000   3,000,000   3,600,000   3,825,000
--------------------------------------------------------------------------------

(1)   This table reflects a straight-life annuity benefit.

      The years of credited service under the Retirement Plan as of December 31, 1996 for Messrs. Reed, Campbell, Collins, Rhodes and Ruding were approximately 31, 11, 35, 35 and 15, respectively. Covered compensation under the Retirement Plan and supplemental non-qualified pension plans is the participant's base salary plus awards granted under the Executive Incentive Compensation Plan, and, for years beginning with 1991, any bonus paid under any annual performance program. With respect to the individuals named in the Summary Compensation Table, covered compensation does not differ substantially (by more than 10%) from the compensation set forth under the headings 'Salary' and 'Bonus' therein. The benefit payable at retirement is based on a specified percentage of the average of covered compensation for the five highest-paid years of the last ten years of employment. Messrs. Reed, Campbell, Collins, Rhodes and Ruding will be credited with approximately 35, 23, 35, 35 and 22 years of service, respectively, upon normal retirement at age 65. Each of Mr. Ruding and Mr. Campbell was credited with 10 years of service at the beginning of his employment.

-------------------------------------------------------------------------------

PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Personnel Committee of the Board of Directors reviews and approves compensation levels for Citicorp's executive officers and oversees and administers the corporation's executive compensation programs. The Personnel Committee recommends, and the Board of Directors determines based on such recommendations, compensation for the Chairman. Compensation levels for the other executive officers of Citicorp are determined by the Personnel Committee based on the recommendations of the Chairman. All members of the Personnel Committee are outside directors who are not eligible to participate in any of the compensation programs that the Committee oversees.

      Citicorp's executive compensation plans are designed to attract, retain, motivate and appropriately reward individuals who are responsible for Citicorp's short- and long-term profitability, growth and return to shareholders. Compensation for Citicorp executive officers consists of:

      o     salary;

      o     an annual incentive award; and

      o     long-term incentive awards, typically in the form of stock options.

Executive officers also participate in a retirement plan, a savings incentive plan, a stock purchase plan, a medical plan and other benefit plans available to employees generally.

      Target pay levels for each executive are set every three years and reviewed annually. These targets are based on the level of responsibility, scope and complexity of the executive's position relative to other senior management positions internally and at competitive frame companies. With respect to the top five named executive officers, target pay levels are established in accordance with the plan described in the next paragraph. The external comparison is based on the results of an annual report prepared by an independent compensation consulting firm. This report (which gathered information on 1995 compensation) surveys the compensation levels of executive officers at a group of nineteen companies comprised of a set of competing banks and financial service companies and, in order to provide broader perspective, a number of market-dominant global enterprises. The nineteen companies, all of which were included in last year's Board of Directors' Index (which is described in the next section of this Proxy Statement), are considered by the Personnel Committee to be similar to Citicorp in complexity and, therefore, constitute a relevant competitive frame for purposes of compensation decisions. Total compensation (including salary, annual incentive awards and long-term incentive awards) is targeted at the 75th percentile of this competitive frame when Citicorp has strong performance, as measured against its plan, historical results and the performance of peer companies. However, in line with the corporation's pay for performance orientation, total compensation levels may exceed the 75th percentile when results are exceptionally strong or fall below the targeted level if performance is below plan or peer companies.

      Annual incentive awards to the Chairman and the next four most highly paid executives referred to as 'covered employees' under Section 162(m) of the Internal Revenue Code (the 'Code') were granted under the Citicorp 1994 Annual Incentive Plan ('AIP') which was approved by stockholders at the 1994 Annual Meeting and became effective January 1, 1994. Consistent with Code requirements, to preserve Citicorp's deductibility of these awards, the AIP specifies that the maximum amount payable for any year to the top five named executive officers will be limited to 0.5% of Citicorp's annual net income (before extraordinary items and the cumulative effect of accounting changes), plus the amount (not to exceed $3,000,000) that was available to pay awards under the AIP for prior years, but was not so paid. Further, under the AIP the Personnel Committee is required to set annually the maximum awards payable to each named executive. The maximums are expressed as a percentage of the total amount available in a given year, with the AIP specifying that the maximum any participating executive may receive is 35% of the fund. For 1996, maximum awards were set at 35% and 16% of the fund for the Chairman and the next four participating executives, Messrs. Campbell, Collins, Rhodes and Ruding, respectively. As the Code only allows the Personnel Committee the discretion to reduce the awards granted under this plan from these maximum targets, the targets are set well above the 75th percentile to ensure that, consistent with the corporation's compensation philosophy, when performance warrants, the Personnel Committee has the ability to appropriately reward participating executives.

      Salary and annual incentive awards reward executives for their current performance and contributions. Stock options are provided to reward senior management for taking actions which will contribute to the corporation's long-term growth and success, and to link their interests to those of Citicorp's stockholders. Restricted stock grants are provided on a selective basis to recruit or retain executives in connection with the corporation's attainment of its long-term goals. To further focus senior executives on the importance of balancing short- and long-term performance, 25% of each senior executive's annual incentive award is deferred into share units whose return is equivalent to the return on shares of Citicorp common stock for a period of five years from the date the award is granted, at which time the deferred award is payable in cash unless further deferred. Dividend equivalents are credited on these units during the deferral period in the form of additional units, which are automatically reinvested.

      The determination of salary increases, annual incentive awards and long-term incentive awards is reviewed annually based on the performance of Citicorp (and, in the case of executives responsible for a particular business, that business' results). Also factored into these decisions is each executive's individual performance and contribution to Citicorp's future positioning. Although the components of compensation (salary, annual incentive awards and long-term incentive awards) are reviewed separately, compensation decisions are made based on a review of the total compensation level awarded relative to the targeted compensation structure established by the Personnel Committee. For purposes of evaluating total compensation and establishing targeted and actual long-term incentive grant levels, the value of option grants are set periodically based on one-third of the fair market value of the stock, although the Personnel Committee believes that there is no truly satisfactory method for determining the value of option grants. Previous grants of stock options and restricted stock are reviewed but are not considered the most important factor in determining the size of any executive's stock option or restricted stock award in a particular year.

      For each year since 1973, the Chairman and senior management have provided the Personnel Committee and the Board of Directors a written Corporate Performance Summary detailing in a textured and comprehensive way the annual results of Citicorp and each of its principal businesses. The report starts with an overview; outlines 1996 financial results (revenue, expense, margin, credit, taxes) versus plan and previous years; compares Citicorp's results (from the perspectives of shareholder return, market value to book value and return on equity) with peer financial and select global enterprises on a one-year and five-year basis; and discusses customer and franchise performance, and risk, strategic cost and people management. The companies against which results are compared are the same as the competitive frame companies used by the Personnel Committee to determine market compensation levels.

      In determining the level of annual incentive awards to be paid to senior executives for 1996 results, the Personnel Committee reviewed the Corporate Performance Summary and evaluated 1996 performance versus plan and the previous year. The Committee also reviewed 1996 results in the context of the 1995-2005 Business Directions Statement which calls for the strategic repositioning of the corporation to a global growth and performance company over this ten-year period. This transformation is being accomplished by focusing on the 'basics' and running the business for performance with specific focus on the following five dimensions: financial and customer/franchise performance, and strategic cost, risk and people management.

      Based on an evaluation of the above, it was the Personnel Committee's view that Citicorp's 1996 results, as reflected in the Corporate Performance Summary, represented strong performance. The Committee noted the following factors in support of its conclusion:

      o Net income of $3.8 billion, on plan and up $324 million, or 9%, from 1995;

      o Sustained balance sheet strength, with an increase in free capital ($3.0 billion, up 71% over 1995), maintenance of Tier 1 capital slightly above the target ratio of 8.0-8.3% ($19.8 billion), and continued improvement in debt ratings, while repurchasing $3.1 billion of common stock;

      o Return on common equity of 20.4%, above the long-term goal of 18% per year;

      o Continued superior return to Citicorp common stockholders (price of Citicorp common stock appreciated 53% during 1996), relative to other banks and the S&P 500 Index;

      o Strengthening of Citicorp's franchise position across all major business segments;

      o     Focused, strong improvement in risk management; and

      o Continued progress in identifying talent and developing top performers.

Based on overall 1996 corporate performance, the Committee determined that annual incentive awards should be at a level which, when combined with salary, would position executive officers' direct compensation (base salary and annual incentive award) at or near the 75th percentile of the competitive frame. Awards to the top five named executives were below the maximum awards available to each under the AIP.

      In January 1997, the Personnel Committee granted stock options to executive officers based on both Citicorp's and their individual performance in 1996. In determining the size of each participating executive's grant, the Committee assessed corporate and individual performance according to the same standards used to determine their annual incentive awards, with grant levels varying accordingly. The options granted will expire ten years from the date of grant, with 50% vesting and becoming exercisable three years from the date of grant and the remaining 50% vesting and becoming exercisable four years from the grant date. The exercise price for each option granted was equal to the average of the high and low trading price of Citicorp common stock on the New York Stock Exchange for the date of grant ($110.50 per share). In addition to these option grants, certain select executive officers (but no Named Executives) received special restricted stock grants in January 1997 in recognition of their individual contributions and to retain them in connection with their potential future impact on the corporation's attainment of its long-term goals.

      Based on its assessment of the Chairman's performance, his leadership in producing sustained levels of strong performance and a review of the competitive frame market data, the Personnel Committee increased Mr. Reed's salary in March 1996 to $1,500,000 on an annualized basis. Prior to this adjustment, Mr. Reed's salary had remained unchanged since March 1994. In addition, the Committee awarded Mr. Reed a 1996 annual incentive award of $2,000,000. Seventy-five percent of this award was paid in cash and 25% was paid in share units, as discussed above. As reviewed earlier in this report, under the AIP, the maximum annual incentive award payable to the Chairman for 1996 was set at 35% of the fund generated by the plan's formula. Based on Citicorp's 1996 results, this equated to a maximum award of $6.63 million. In January 1997, Mr. Reed was awarded ten-year options covering 182,000 shares; the terms and conditions of this grant being consistent with the grants to all other executive officers discussed above.

      In accordance with changes made in 1993 to the Code relating to the disallowance of a deduction for remuneration in excess of $1,000,000 to certain executive officers, through adoption of the AIP (discussed earlier in this report) the corporation has secured the continued deductibility of annual incentive awards paid to these named executive officers, which includes Mr. Reed. Under the Code, any compensation expense relating to options granted under the corporation's stock option plans prior to Citicorp's 1997 Annual Meeting is also deductible. If shareholders approve the 1997 Stock Incentive Plan described below at the 1997 Annual Meeting, any compensation expense relating to options granted under that plan will also be deductible. The deductibility of the cost of restricted stock grants to officers to which Section 162(m) of the Code is applicable depends on the circumstances at the time the stock becomes vested. Amounts paid as salary to Mr. Reed in excess of the $1,000,000 cap will not be deductible.

By the Personnel Committee

Frank A. Shrontz, Chairman                      Franklin A. Thomas
D. Wayne Calloway                               Edgar S. Woolard, Jr.
Kenneth T. Derr

         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG CITICORP,
                   THE S&P 500, THE BOARD OF DIRECTORS' INDEX
                  AND THE KEEFE, BRUYETTE & WOODS 50 BANK INDEX

  [The following table also appeared as a line graph in the printed material.]

      -------------------------------------------------------------------
                        1991     1992     1993     1994     1995     1996
      -------------------------------------------------------------------
      Citicorp          $100     $214     $355     $403     $671    $1050
      S&P 500            100      108      119      121      166      204
      BoD Index(1)       100      103      114      116      174      264
      KBW 50(2)          100      127      134      128      204      289
      -------------------------------------------------------------------

(1) The Board of Directors' Index consists of the following 19 market-dominant global enterprises and financial services companies similar to Citicorp in complexity: General Motors Corporation, Exxon Corporation, International Business Machines Corporation, General Electric Company, Philip Morris Companies, Inc., Procter & Gamble Company, Eastman Kodak Company, PepsiCo, Inc., Johnson & Johnson, The Chase Manhattan Corporation, BankAmerica Corporation, J. P. Morgan & Co. Incorporated, Bankers Trust New York Corporation, Banc One Corp., Dean Witter Discover & Co., NationsBank Corp., Travelers Inc., American Express Company and Merrill Lynch & Co. Inc.

(2) The Keefe, Bruyette & Woods 50 Bank Index is designed to measure the stock price performance of the nation's largest banks.

--------------------------------------------------------------------------------

II. STOCKHOLDER APPROVAL OF NEW STOCK INCENTIVE PLAN

      Citicorp seeks stockholder approval of the 1997 Stock Incentive Plan (the '1997 Plan') which has been approved by the Board of Directors to replace the 1988 Stock Incentive Plan (the '1988 Plan') that expires on December 31, 1997. If approved by the stockholders, the 1997 Plan will be effective on April 9, 1997 and will expire on December 31, 2006. The 1997 Plan authorizes the Personnel Committee, or such other committee as is appointed by the Board to administer the 1997 Plan (the 'Committee'), to grant awards to officers or other employees of Citicorp or entities in which Citicorp has a controlling or significant equity interest. As of December 31, 1996, there were approximately 89,400 employees of Citicorp and its affiliates.

      The purposes of the 1997 Plan are to help align employees' long-term financial interests with those of shareholders, reinforce a performance-oriented culture and strategy, reward employees for increasing Citicorp's stock price over time and attract, retain and motivate employees. Outside directors are not eligible to receive awards.

      Compensation to senior management employees under both the 1988 Plan and the 1997 Plan is structured to emphasize long-term incentives. A program change was implemented under the 1988 Plan two years ago pursuant to which option grants were made to a broader group of officers. This program change significantly increased eligibility and participation. This redistribution of option grants engages more employees in Citicorp's long-term success and has been accomplished while the number of shares granted has remained unchanged. Under this revised program, participation is not automatic but must be earned annually by demonstrating strong performance and potential.

      The 1997 Plan authorizes the Committee to grant any of the following awards to eligible employees: options to purchase common stock; stock appreciation rights; other stock awards; and stock payments, any of which may be granted singly, in tandem or in combination as the Committee may determine. Shares of stock subject to awards are shares of common stock, par value $1.00 per share, of Citicorp. If the 1997 Plan had been in effect in 1996, the awards granted under the 1997 Plan to eligible employees would not have been materially different from the awards granted under the 1988 Plan.

      A stock option represents the right to purchase a specified number of shares at a stated exercise price for a specified time. The 1997 Plan permits the grant of options to purchase shares at not less than 100% of the fair market value of the shares on the date of grant. The 1988 Plan permitted grants at not less than 50% of the same amount. The 1988 Plan permitted, and the 1997 Plan permits, the grant of stock options in the form of nonqualified stock options as well as incentive stock options as described in Section 422 of the Code.

      The exercise period for any stock option granted will be determined by the Committee at the time of grant, but will not be longer than 10 years from the date of grant. Upon exercise, the option exercise price may be paid in cash, by tendering shares of Citicorp stock owned by the optionee, by authorizing Citicorp or its affiliates to sell the shares subject to the option and assigning to Citicorp a sufficient amount of the sale proceeds to pay the option price, or any combination of such methods. A stock appreciation right (an 'SAR') represents a right to receive a payment in cash, shares or a combination of both equal to the excess of the fair market value of a specified number of shares on the date the SAR is exercised over an amount which is no less than the fair market value of the shares on the date of grant, unless such award is granted retroactively in substitution for an existing stock option. SARs generally are granted only to non-U.S. participants to whom stock options cannot be issued due to foreign legal restrictions or adverse tax consequences.

      Stock awards (including restricted stock) and stock payments may also be granted pursuant to the 1997 Plan. Stock awards may be made in shares of common stock or denominated in units equivalent in value to shares or may otherwise be based on or related to shares of common stock. All or part of any stock award may be subject to conditions and restrictions established by the Committee, which may include continuous service and/or achievement of performance goals. The performance criteria that may be used by the Committee in granting awards contingent on performance goals for officers to which Section 162(m) of the Code is applicable consist of stock price, earnings level and return on equity. The Committee may select one criterion or multiple criteria for measuring performance and the measurement may be based on the performance of Citicorp and/or on comparative performance with other companies. The Committee may grant awards under the 1997 Plan which are not based on the performance criteria specified above, in which case the compensation paid under such awards to officers to which Section 162(m) of the Code is applicable may not be deductible. In all cases, the minimum vesting requirement for all or a portion of any stock award will be one year. Stock payments may be made pursuant to the 1997 Plan to compensate individuals for amounts otherwise payable in cash, in which case the shares used for such payment will not be applied to the share limitations of the 1997 Plan and no minimum vesting period will apply.

      Stock options remain Citicorp's primary long-term incentive vehicle and act as an important tool which can be used to support the strong performance that has been seen over the past years. This is evidenced by the fact that under the 1988 Plan, over 96% of shares granted to date were stock options. In recent years, restricted stock grants have only been used for retention and recruiting purposes.

      Neither the grant of stock options under the 1997 Plan nor the exercise of an incentive stock option results in taxable income to the grantee under the Code. The exercise of a nonqualified stock option results in taxable income to the grantee equal to the excess, if any, of (i) the fair market value of the stock on the date it is purchased over (ii) the price at which it is purchased, at such time as the stock is purchased. Citicorp or any of its participating related corporations may claim an income tax deduction equal to the amount on which the grantee of a nonqualified stock option is taxed as described in the preceding sentence.

      Stock options, stock appreciation rights, other stock awards and stock payments may be granted to employees of other companies who become employees of Citicorp or an affiliate as a result of a merger, consolidation or acquisition in substitution for stock options or other stock denominated awards held by such employees in such other companies.

      The 1997 Plan provides that in any calendar year up to 1.5% of Citicorp's common shares outstanding, common share equivalents and treasury shares as reported in Citicorp's Annual Report and Form 10-K for the preceding year may be subject to awards under the 1997 Plan. The 1988 Plan permitted 2% of such shares to be subject to awards. Any unused shares may be carried forward for awards in future years. Overall, no more than 4,500,000 shares represented by awards may be granted to any single individual over the life of the 1997 Plan. Initially, 25,000,000 shares of common stock will be reserved for issuance under the 1997 Plan. These shares may be either authorized but unissued shares or treasury shares. All shares of common stock subject to the 1997 Plan and covered by outstanding awards will be proportionately adjusted, subject to the Committee's discretion, for any future stock splits or consolidations or other corporate transactions.

      The provisions governing the disposition of specific awards granted under the 1997 Plan in the event of the retirement, disability, death or other termination of employment of the participant will be determined by the Committee at the time such awards are granted. Awards granted under the 1997 Plan will not be transferable or assignable other than by will or the laws of descent and distribution.

      Prior to a change of control of Citicorp, the Committee may alter, amend, suspend or discontinue the 1997 Plan or any agreements granted thereunder to the extent permitted by law. However, approval of a majority of the stockholders is necessary to increase materially the number of shares available for awards or to cancel any outstanding stock options or stock appreciation rights for the purpose of replacing or regranting such awards with an exercise price that is less than the original exercise price.

      In the event of a change of control of Citicorp or an affiliate, the Committee may take action to accelerate the time period for exercising or realizing awards, to provide for the purchase of awards for an amount equal to the amount that could have been obtained upon the exercise or realization of rights had the awards been currently exercisable or payable, to make adjustments to the awards to reflect the change of control, or to cause outstanding awards to be assumed, or new rights substituted therefore, by the corporation surviving such change.

      A copy of the complete text of the 1997 Plan may be obtained by writing to the Office of the Secretary, Citicorp, 399 Park Avenue, New York, New York 10043.

      Approval of the 1997 Plan requires the affirmative vote of a majority of the votes cast at the meeting by the stockholders entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

------------------------------------------------------------------------------

III. STOCKHOLDER APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

      The Board believes it appropriate to submit for action by the stockholders its selection of KPMG Peat Marwick LLP ( 'KPMG'), certified public accountants, as auditors of Citicorp for the year 1997. The appointment of this firm was recommended to the Board by its Audit Committee, composed of directors who are not officers or employees of Citicorp or Citibank, N.A., who reviewed the professional competence of the firm and its audit program. As independent auditors of Citicorp in 1997, KPMG would also audit Citibank, N.A. KPMG has served as the independent auditor for Citibank, N.A. since 1964 and for Citicorp since it commenced operations in 1968. For reasons of effectiveness and economy, it has been Citicorp's practice to require the KPMG partner in charge of Citicorp's assignment to be rotated from time to time, rather than changing accounting firms at intervals.

      The firm provides various audit services to Citicorp and its subsidiaries on a worldwide basis. Fees for such audit services during 1996 amounted to approximately $18,900,000.

      Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement and to be available to respond to questions regarding these or any other appropriate matters.

      Adoption of this proposal requires the affirmative vote of a majority of the votes cast at the meeting by the stockholders entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

-------------------------------------------------------------------------------

STOCKHOLDER PROPOSALS

      Management has determined that each of the following stockholder proposals should be opposed. Adoption of each stockholder proposal requires the affirmative vote of a majority of the votes cast at the meeting by the stockholders entitled to vote thereon.

-------------------------------------------------------------------------------

IV. STOCKHOLDER PROPOSAL

      John J. Gilbert, 29 East 64th Street, New York, NY 10021, who holds 200 shares of common stock, and Margaret R. and/or John J. Gilbert, executors U/W of Lewis D. Gilbert for 200 shares, have advised Citicorp that it is their intention to present the following resolution for consideration and action by stockholders at the 1997 Annual Meeting:

      RESOLVED, that the stockholders of Citicorp, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

      REASONS: Continued very strong support along the lines we suggest were shown at the last annual meeting when 26%, 5,825 owners of 83,882,143 shares, were cast in favor of this proposal. The vote against included 5,590 unmarked proxies.

      A California law provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

      The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see that the SEC has finally taken action to prevent bad directors from being on the boards of public companies. The SEC should have hearings to prevent such persons becoming directors before they harm investors.

      We think cumulative voting is the answer to find new directors for various committees. Some recommendations have been made to carry out the CERES 10 points. The 11th, in our opinion, should be having cumulative voting and ending staggered boards.

      When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. The huge derivative losses might have also been prevented with cumulative voting.

      Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Ingersoll-Rand, also having cumulative voting, won two awards. FORTUNE magazine ranked it second in its industry as 'America's Most Admired Corporations' and the WALL STREET TRANSCRIPT noted 'on almost any criteria used to evaluate management, Ingersoll-Rand excels.' In 1994 and 1995 they raised their dividend.

      Lockheed-Martin, as well as VWR Corporation now have a provision that if anyone has 40% of the shares, cumulative voting applies. It applies at the latter company.

      In 1995 American Premier adopted cumulative voting. Allegheny Power System tried to take away cumulative voting, as well as put in a stagger system, and stockholders defeated it, showing stockholders are interested in their rights.

      If you agree, please mark your proxy for this resolution; otherwise, it is automatically cast against it, unless you have marked to abstain.

Management's Comment

      Beginning with the 1974 Annual Meeting, this proposal has been rejected fifteen times by Citicorp's stockholders.

      Under Citicorp's present method of democratic elections, our directors exercise free judgment and their loyalty to all stockholders is clear. Cumulative voting, however, would enable a small faction of stockholders to band together and pool their voting power in order to elect one or more candidates who will advocate the faction's special viewpoints, even if those viewpoints diverge from the interests of all other stockholders. Consequently, directors elected as a result of cumulative voting, beholden to those who elected them, could inject an adversarial element to the Board's deliberative process. Indeed, partisan advocacy, rather than constructive, objective analysis, could prevail in our boardroom, hampering the Board's ability to make sound and timely decisions beneficial to all stockholders.

      Citicorp firmly believes that the selection of directors should be predicated on their ability and willingness to serve all the stockholders of Citicorp. In our opinion, therefore, a vote against cumulative voting is in the best interests of Citicorp and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

--------------------------------------------------------------------------------

V. STOCKHOLDER PROPOSAL

      Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave. N.W., Suite 215, Washington, DC 20037, who is the owner of 200 shares of Citicorp common stock, has advised Citicorp that it is her intention to present the following resolution for consideration and action by stockholders at the 1997 Annual
Meeting:

      RESOLVED, that the stockholders of Citicorp recommend that the Board of Directors take the necessary steps to appoint a President and Chief Operating Officer.

      REASONS: We do have a Chairman and CEO and several Vice-Chairmen.

      A Company of the size and stature of Citicorp ought to have a defined Number Two man as well as a number one man. We do have a Chairman and CEO but now is the time for the Board to appoint number two. Waiting any longer is in our opinion not in the best interest of the Corporation and its stockholders. Uncertainty about succession should be cleared up now.

      Last year owners of 11,360,052 shares, representing 3.5% of shares voted, voted for this proposal.

      If you AGREE, please mark your proxy FOR this proposal.

MANAGEMENT'S COMMENT

      Citicorp believes that the concerns expressed in this proposal are unfounded at this time. The Board does review succession planning regularly. Citicorp's current senior management structure, comprising the Chairman, Vice Chairmen, and Executive Vice Presidents, serves the dual purpose of maximizing oversight and flexibility among Citicorp's principal businesses and affords the Board of Directors ample opportunities to evaluate potential successors based on their performance in senior level positions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

--------------------------------------------------------------------------------

OTHER MATTERS

      The cost of solicitation of proxies will be borne by Citicorp. Proxies may be solicited by mail, personal interview, telephone or telegraph. Directors, officers and regular employees of Citicorp may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards and will, upon request, be reimbursed for reasonable expenses incurred. Employees of Georgeson & Co. Inc. will also solicit proxies at a fee of approximately $19,000 plus out-of-pocket expenses.

      As of the date of this Proxy Statement, Citicorp does not intend to present and has not been informed that any other person intends to present any business not specified in this Proxy Statement for action at the meeting. If any other matters come before the meeting, proxies will be voted on such matters in accordance with the judgment of the person or persons authorized to vote the proxies.

      Only holders of common stock of record at the close of business (5:00 P.M., Eastern time) on February 10, 1997, will be entitled to notice of and to vote at the meeting. Stockholders are urged to sign the enclosed proxy card, solicited on behalf of Citicorp's Board of Directors, and to return it promptly in the enclosed envelope. Proxies will be voted in accordance with stockholders' directions. Signing the proxy card does not affect a stockholder's right to vote in person at the meeting, and the proxy may be revoked prior to its exercise by appropriate notice to the undersigned. If no directions are given, proxies will be voted (i) for the election of directors, (ii) for the approval of the 1997 Stock Incentive Plan, (iii) for the approval of the selection of independent auditors and (iv) against the stockholders' proposals. On any of these matters, abstentions and broker non-votes are not considered votes cast.

      Copies of Citicorp's Annual Report and Form 10-K for the year ended December 31, 1996 may be obtained without charge by writing to Corporate Affairs Distribution, Citicorp, 850 Third Avenue, 13th Floor, New York, NY 10043,
Attention: Jeffrey Barnard, or by telephone request to (212) 559-0233.

      Stockholders may receive a report on all proposals at the 1997 Annual Meeting without charge by writing to the Office of the Assistant Secretary, Citicorp, 399 Park Avenue, New York, NY 10043.

--------------------------------------------------------------------------------

SUBMISSION OF STOCKHOLDER PROPOSALS FOR INCLUSION IN CITICORP'S 1998 PROXY STATEMENT

      In accordance with Rule 14a-8 of the SEC under the Exchange Act, Citicorp will accept proposals of stockholders for possible inclusion in Citicorp's 1998 Proxy Statement through the close of business on October 28, 1997.

By order of the Board of Directors,

/s/ CHARLES E. LONG

CHARLES E. LONG
Executive Vice President and Secretary

                                     [Logo]

                           Printed on recycled paper.

                                                                        Appendix

                                        Telephone Proxy Voting Service

                                        Now you can vote your proxy right over
                                        the telephone. It's fast, convenient,
                                        and your proxy is immediately confirmed
                                        and posted.

                                        Simply dial 1-800-690-6903 and follow
                                        the 4 east steps below. If you prefer,
                                        you can send in your proxy vote by
                                        filling in the proxy form below.

Just follow these 4 easy steps:

--------------------------------------------------------------------------------
1.  Read the accompanying Proxy Statement and the proxy form below.
2.  Phone the toll free number 1-800-690-6903.
3.  Once you've been connected, enter your Control Number printed below.
4.  Then follow the simple instructions the Vote voice will provide you.
--------------------------------------------------------------------------------

Registered stockholders who plan to attend the meeting may be asked for identification. If you are a beneficial owner of Citicorp stock held by a bank, broker, or investment plan ("in street name"), you will need proof of ownership to be admitted. A recent brokerage statement or a letter from the broker or bank are examples of proof of ownership.

Note: Please indicate how your stock is to be voted. UNLESS YOU OTHERWISE INDICATE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" THE PROPOSAL ON THE INDEPENDENT AUDITORS, "FOR" THE PROPOSAL ON THE STOCK INCENTIVE PLAN, AND "AGAINST" THE STOCKHOLDER PROPOSALS. Please mark all choices like this [X].

1997 Proxy

-------------------------------------------------------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS REGARDING:
-------------------------------------------------------------------------------------------------------------------------------
(1) ELECTION OF DIRECTORS:
         FOR                                  WITHHOLD                                             FOR     AGAINST    ABSTAIN
                                                                                                   ---     -------    -------

ALL NOMINEES LISTED ON THE   [_]    AUTHORITY TO VOTE FOR ALL     [_]
REVERSE SIDE (EXCEPT AS             NOMINEES ON THE REVERSE SIDE
MARKED TO THE CONTRARY                                                 (2) Independent Auditors    [_]       [_]        [_]
BELOW)
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)       (3) Stock Incentive Plan    [_]       [_]        [_]

-------------------------------------------------------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSALS REGARDING:

                                              FOR          AGAINST          ABSTAIN
                                              ---          -------          -------

(4)   Cumulative Voting                       [_]            [_]              [_]
(5)   Appoint a President and Chief
      Operating Officer                       [_]            [_]              [_]
-------------------------------------------------------------------------------------------------------------------------------
PLEASE CHECK THIS BOX IF YOU HAVE
INDICATED A CHANGE OF ADDRESS                 [_]  To eliminate duplicate mailings, please check this box.
                                                   Securities and Exchange Commission, rules require that       [_]
                                                   at least one account continue to receive an annual report.
-------------------------------------------------------------------------------------------------------------------------------

                          [reverse side of proxy card]


1997 PROXY
--------------------------------------------------------------------------------
Director Nominees:

                                                 Annual Meeting of Stockholders
                                                 - April 9, 1997, 9:00 A.M.,
                                                 James L. Knight International
                                                 Center, Ashe Auditorium, 400
                                                 S.E. Second Avenue, Miami,
                                                 Florida 33131

D.W. Calloway  R.D. Parsons  R.B. Shapiro        The undersigned appoints P.J.
P.J. Collins   J.S. Reed     F.A. Shrontz        Collins, J.S. Reed, and W.R.
K.T. Derr      W.R. Rhodes   F.A. Thomas         Rhodes, or any of them,
J.M. Deutch    R.L. Ridgway  E.S. Woolard, Jr.   proxies, each having power to
R. Mark        H.O. Ruding                       substitute another person, to
                                                 vote all the stock of Citicorp
                                                 held of record by the
                                                 undersigned on February 10,
                                                 1997 at the Annual Meeting of
                                                 Stockholders of Citicorp, to be
                                                 held on April 9, 1997 and at
                                                 any adjournment thereof. The
                                                 proxies have authority to vote
                                                 such stock, as indicated on the
                                                 reverse side hereof, (1) to
                                                 elect directors and (2) on the
                                                 other matters set forth in the
                                                 Proxy Statement. The proxies
                                                 are further authorized to vote
                                                 such stock upon any other
                                                 business that may properly come
                                                 before the meeting or any
                                                 adjournment thereof.

                                                 -------------------------------
                                                 Please indicate on the reverse
                                                 side of this card how your
                                                 stock is to be voted. UNLESS
                                                 YOU OTHERWISE INDICATE, THIS
                                                 PROXY WILL BE VOTED "FOR" THE
                                                 ELECTION OF DIRECTORS, "FOR"
                                                 THE PROPOSAL ON THE INDEPENDENT
                                                 AUDITORS, "FOR" THE PROPOSAL ON
                                                 THE STOCK INCENTIVE PLAN, AND
                                                 "AGAINST" THE STOCKHOLDER
                                                 PROPOSALS.

                                                 -------------------------------
                                                 Please date and sign this proxy
                                                 on the reverse side and return
                                                 it promptly whether or not you
                                                 expect to attend the meeting.
                                                 You may, nevertheless, vote in
                                                 person if you attend. We thank
                                                 you for your interest.

                                                 THIS PROXY IS SOLICITED ON
                                                 BEHALF OF THE BOARD OF
                                                 DIRECTORS.

                                    CITICORP
                            1997 STOCK INCENTIVE PLAN

1.    PURPOSE

The purposes of the Citicorp 1997 Stock Incentive Plan (the "Plan") are to (i) help align employees' long-term financial interests with those of shareholders;
(ii) reinforce a performance-oriented culture/strategy; (iii) reward employees for increasing Citicorp stock price over time; and (iv) attract, retain and motivate employees.

2.    EFFECTIVE DATE AND DURATION OF PLAN

The Plan shall become effective April 9, 1997 subject to its approval by the stockholders of Citicorp. Unless previously terminated by Citicorp's Board of Directors (the "Board"), the Plan shall expire at the close of business on December 31, 2006.

3.    DEFINITIONS

  (a) "1934 Act" means the Securities and Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

  (b) "Award" means a stock option (including an ISO), SAR, stock Award, any other award made pursuant to the terms of the Plan, or any combination of them, as described in and granted under the Plan.

  (c) "Change of Control" is defined in Section 11(b).

  (d) "Code" means the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder.

  (e) "Committee" means the Personnel Committee of the Board or such other committee as is appointed by the Board to administer the Plan .

  (f) "Company" means any entity that is directly or indirectly controlled by Citicorp Companyor any entity, including an acquired entity, in which Citicorp has a significant equity interest, as determined by the Committee.

  (g) "Employee" means an employee of a Company.

  (h) "Fair Market Value" means the average of the highest and the lowest quoted selling prices of the Shares on the New York Stock Exchange Composite Tape on the valuation date, or, if there were no sales on the valuation date, the average of the highest and lowest quoted selling prices on the New York Stock Exchange Composite Tape on the first trading day before and the first trading day after the valuation date, in each case rounded up to the nearest one-eighth.

  (i) "ISO" means an incentive stock option as defined in Section 422 of the Code.

  (j) "Participant" means an Employee who has been granted an Award under the Plan.

  (k) "Plan Year" means a twelve-month period beginning with January 1 of each year.

  (l) "Prior Plan" means the Citicorp 1988 Stock Incentive Plan.

  (m) "SAR" means a stock appreciation right.

  (n) "Shares" means the common stock of Citicorp, par value $1.00 per share.

  (o) "Treasury Shares" means authorized and issued, but not outstanding Shares.

4.    PLAN ADMINISTRATION

  (a) The Committee -- The Committee shall be responsible for administering the Plan. If considered appropriate by the Board in light of applicable laws, rules, or regulations, the Committee shall be comprised of two or more non-employee members of the Board each of whom is a "Non-Employee Director" within the meaning of Rule 16b-3 under the 1934 Act and an "outside director" within the meaning of Section 162(m) of the Code.

  (b) Committee Authority -- The Committee may at any time prior to a C hange of C ontrol alter, amend, suspend or discontinue the Plan or any or all agreements granted under the Plan to the extent permitted by law. The Committee shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations, and guidelines for carrying out the Plan as it may deem necessary or proper, all of which power shall be executed in the best interests of Citicorp and in keeping with the provisions and objectives of the Plan. This power includes, but is not limited to (i) selecting A ward recipients and the extent of their participation; (ii) establishing all A ward terms and conditions; (iii) adopting procedures and regulations governing A wards; and (iv) making all other determinations necessary or advisable for the administration of the Plan. All decisions made by the Committee shall be final, binding and conclusive on all persons interested herein.

      The Committee may delegate to one or more executive officers or directors of Citicorp the authority to carry out some or all of its responsibilities provided that the Committee may not delegate its authority and powers in any way which would be inconsistent with the requirements of the Code or the 1934 Act. The Committee may at any time rescind the authority delegated to any such executive officer or director.

      Subject to Section 7(b), in no event shall the Committee have the right to
      (i) cancel outstanding stock options or SARs for the purpose of replacing or regranting such options or SARs with an exercise price that is less than the original exercise price of the option or SAR, or (ii) materially increase the number of shares available for issuance in accordance with
      Section 6 of the Plan (except in accordance with Section 6(c)) without shareholder approval.

      No member of the Committee shall be liable for any action or determination with respect to the Plan, and the members shall be entitled to indemnification and reimbursement in the manner provided in Citicorp's Restated Certificate of Incorporation, as amended. In the performance of its functions under the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company's officers, accountants, counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

5.    PARTICIPATION

The individuals who shall be eligible to receive Awards under the Plan shall be officers or other selected employees of Citicorp or any Company as the Committee shall approve from time to time.

In the event of a change in a Participant's duties and responsibilities, or a transfer of the Participant to a different position, the Committee may terminate any Award granted to such Participant or reduce the number of Shares subject thereto commensurate with the transfer or change in responsibility, as determined by the Committee in its discretion.

6.    AVAILABLE SHARES OF COMMON STOCK

  (a) Share Limitations - Subject to Section 6(a)(ii), any adjustment in accordance with the provisions of Section 6(c), and except for shares granted under Section 7(d) of the Plan,

      (i) the aggregate number of Shares as to which Awards may be granted in any Plan Year shall not exceed 1.5% of the total of the common shares outstanding, common share equivalents and Treasury Shares as reported in the Annual Report and Form 10-K of Citicorp for the fiscal year ending immediately prior to such Plan Year; provided however that for the 1997 Plan Year the number of Shares for which Awards may be granted under this Plan shall not exceed the amount available under the Prior Plan for 1997 after giving affect to any grants of Awards under the Prior Plan in 1997.

      (ii) any unused portion of the limit for a Plan Year shall be carried forward and shall be available for Awards in succeeding Plan Years without regard to Section 6(a)(i). In addition, the number of

            Shares available pursuant to Section 6(a)(i) shall be increased by any Shares represented by Awards or portions of Awards made under the Plan or the Prior Plan which are forfeited, expire or are canceled or settled without issuance; and any Shares available for grants under the Prior Plan which have not been committed for issuance under grants made under the Prior Plan.

      (iii) the aggregate number of Shares that may be represented by Awards granted to any single individual under the Plan under Sections 7(a), 7(b) and 7(c) of the Plan shall not exceed 4,500,000.

      (iv) the aggregate number of Shares that may be covered by Awards made in the form of ISOs shall not exceed 50,000,000.

  (b) Shares not applied to limitations - The following will not be applied to the share limitations of Section 6(a)(i) above: (i) dividends or dividend equivalents paid in cash in connection with outstanding A wards, (ii) stock denominated A wards which by their terms may be settled only in cash, and (iii) Shares and any A wards that are granted through the assumption of, or in substitution for, outstanding A wards previously granted to Employees of a Company as the result of a merger, consolidation, or acquisition of the employing company as the result of which it becomes a Company .

  (c) Adjustments - In the event of any stock dividend, stock split, combination or exchange of equity securities, merger, consolidation, recapitalization, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other change affecting Shares or Share price, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change shall be made with respect to the limitations on the numbers of Shares that may be issued and represented by Aawards under the Plan. Upon the occurrence of any such event, the Committee may also (or in lieu of any of the foregoing adjustments) make such other equitable adjustments as it shall consider appropriate to preserve the benefits or potential benefits intended to be made available to Participants.

   The stock subject to the provisions of the Plan shall be Shares of authorized but unissued common stock and Treasury Shares.

7.    AWARDS UNDER THE PLAN

The following types of Awards may be granted under this Plan, singly, in combination or in tandem as the Committee may determine:

  (a) Stock Options - A stock option shall represent a right to purchase a specified number of Shares at a stated exercise price during a specified time, not to exceed ten years from the date of grant, as determined by the Committee. The exercise price per Share for each stock option shall not be less than 100% of the Fair Market Value on the date of grant. A stock option may be in the form of an ISO which is consistent with the applicable terms, conditions, and limitations established by the Committee. Upon satisfaction of the applicable conditions to exercisability specified in the terms and conditions of the Award, the Participant shall be entitled to exercise the option in whole or in part and to receive, upon satisfaction or payment of the exercise price in the manner contemplated in this Section 7(a), the number of Shares in respect of which the option shall have been exercised.

      The Shares covered by a stock option may be purchased by methods permitted by the Committee including (i) a cash payment (ii) tendering (either actually or by attestation) Shares, owned for at least six months by the Participant, valued at the Fair Market Value at the date of exercise;
      (iii) authorizing the Company to sell the Shares (or a sufficient portion thereof) acquired upon exercise of a stock option, and assigning to the Company a sufficient amount of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise, or (iv) any combination of the above.

  (b) SARs - An SAR shall represent a right to receive a payment in cash, Shares, or a combination thereof, equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over an amount which shall be no less than the Fair Market Value on the date the SAR was granted as set forth in the applicable Award agreement; except that if an SAR is granted retroactively in substitution for a stock option, the designated Fair Market Value in the applicable Award agreement may be the Fair Market Value on the date such stock option was granted.

  (c) Other Stock Awards - A stock Award shall represent an Award made in
      Shares or denominated in units equivalent in value to Shares or any other Award based on or related to Shares. All or part of any stock Award may be subject to conditions and restrictions established by the Committee, and set forth in the applicable Award agreement, which may include, but are not limited to continuous service with Citicorp or the Company and/or the achievement of performance goals. In all cases, the minimum vesting for all or a portion for these Awards will be one year. The performance criteria that may be used by the Committee in granting stock Awards contingent on performance goals for officers to which 162(m) of the Code is applicable shall consist of stock price, earnings level, and return on equity. The Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based on the performance of Citicorp and/or on comparative performance with other companies.

  (d) Stock Payment - Shares may be used as payment for compensation which otherwise would have been delivered in cash (including without limitation any compensation that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code), in which case the shares do not count against the share pool and no minimum vesting period applies. Any Shares used for such payment will be valued at their Fair Market Value at the time of payment and shall be subject to such restrictions (including without limitation restrictions on transfer), if any, and other terms and conditions as shall be determined by the Committee at the time of payment.

8.    DIVIDENDS AND DIVIDEND EQUIVALENTS

The Committee may provide that Awards under Section 7(c) or 7(d) of the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a participant's account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Shares or Share equivalents.

9.    PAYMENTS AND PAYMENT DEFERRALS

Payment of Awards may be in the form of cash, Shares, other Awards, or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee also may require or permit participants to elect to defer the receipt or issuance of Shares from stock options or stock Awards or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It also may provide that deferred settlements of Awards include the payment or crediting of earnings on deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Share equivalents. In addition, the Committee may stipulate in an Award agreement, either at the time of grant or by subsequent amendment, that a payment or portion of a payment of an Award be delayed in the event that Section 162(m) of the Code (or any successor or similar provision of the Code affecting tax deductibility) would disallow a tax deduction by the Company for all or a portion of such payment. The period of any such delay in payment shall be until the payment, or portion thereof, is tax deductible, or such earlier date as the Committee shall determine.

10.   TRANSFERABILITY

Awards granted under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution and during the lifetime of a Participant, the Award shall be exercisable only by such Participant.

11.   CHANGE OF CONTROL

  (a) In order to maintain the Participants' rights in the event of a Change of Control, the Committee in its sole discretion may, either at the time an Award is made hereunder or at any time prior, or coincident with or after the time of a Change of Control:

      (i) provide for the acceleration of any time periods relating to the exercise or realization of such Awards so that such Awards may be exercised or realized in full on or before a date fixed by the Committee;

     (ii) provide for the purchase of such Awards, upon the Participant's request, for an amount of cash equal to the amount which could have been obtained upon the exercise or realization of such rights had such Awards been currently exercisable or payable;

    (iii) make such adjustment to the Awards then outstanding as the Committee deems appropriate to reflect such transaction or change; or

     (iv) cause the Awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such change.

        The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of Citicorp.

  (b)   A "Change of Control" shall be deemed to occur if and when:

        (i) any person, including a "person" as such term is used in Section 14(d)(2) of the 1934 Act (a "Person"), is or becomes a beneficial owner (as such term is defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of Citicorp representing 25% or more of the combined voting power of Citicorp's then outstanding securities;

        (ii) any transaction occurs with respect to Citicorp which is subject to the prior notice requirements of the Change in Bank Control Act of 1978;

       (iii) any transaction occurs with respect to Citicorp which will require a "company" as defined in the Bank Holding Company Act of 1956, as amended, to obtain prior approval of the Federal Reserve Board under Regulation Y;

        (iv) any plan or proposal for the liquidation of Citicorp is adopted by the stockholders of Citicorp;

         (v) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Citicorp's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

        (vi) all or substantially all or the assets of Citicorp are sold, liquidated or distributed; or

       (vii) there occurs a reorganization, merger, consolidation or other corporate transaction involving a Company (a "Transaction"), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50 percent of the combined voting power of the Company or other corporation resulting from such Transaction.

Any good faith determination by the Incumbent Board of whether a Change of Control within the meaning of this definition has occurred shall be conclusive.

12.   AWARD AGREEMENTS

Each Award under the Plan shall be evidenced by an agreement setting forth its terms, conditions, and limitations for each Award, the provisions applicable in the event the Participant's employment terminates, and Citicorp's authority unilaterally or bilaterally to amend, modify, suspend, cancel, or rescind any Award. The Committee need not require the execution of any such agreement by the recipient, in which case acceptance of the Award by the respective Participant shall constitute agreement by the Participant to the terms and conditions of the Awards.

13.   TAX WITHHOLDING

Citicorp shall have the right to deduct from any settlement of an Award made under the Plan, including the delivery or vesting of Shares, or require the payment of, a sufficient amount to cover withholding of any federal, state or local or other governmental taxes or charges required by law or such greater amount of withholding as the Committee shall determine from time to time and as permitted by applicable rules and regulations, or to take such other action as may be necessary to satisfy any such withholding obligations. If the Committee permits or requires Shares to be used to satisfy required tax withholding, such Shares shall be valued at the Fair Market Value as of the tax recognition date for such Award or such other date as may be required by applicable law, rule or regulation.

14.   OTHER BENEFIT AND COMPENSATION PROGRAMS

Unless otherwise specifically determined by the Committee, settlements of Awards received by Pparticipants under the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program. Further, Citicorp or any Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

15.   UNFUNDED PLAN

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between Citicorp and any participant or other person. To the extent any person holds any rights by virtue of an Award granted under the Plan, such rights shall constitute general unsecured liabilities of Citicorp and shall not confer upon any participant any right, title, or interest in any assets of Citicorp.

16.   REGULATORY APPROVALS

The implementation of the Plan, the granting of any Award under the Plan, and the issuance of Shares upon the exercise or settlement or any Award shall by subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards granted under it, or the Shares issued pursuant to it.

17.   RIGHTS AS A STOCKHOLDER

A Participant shall have no rights as a stockholder with respect to shares covered by an Award until the date the Participant or his nominee is the holder of record. No adjustment will be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 6(c).

18.   FUTURE RIGHTS

No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of Citicorp or a Company or to participate in any other compensation or benefit plan, program or arrangement of Citicorp or any other Company. In addition, Citicorp expressly reserves the right at any time to dismiss a Participant free from any liability or any claim under the Plan, except as provided herein or in any agreement entered into hereunder.

19.   GOVERNING LAW

The Plan and all agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of New York.

20.   SUCCESSORS AND ASSIGNS

The Plan and any applicable Award agreement entered into under the Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant's creditors.

                                    CITICORP
                  STOCK OPTION AGREEMENT - TERMS AND CONDITIONS
               Pursuant To The Citicorp 1997 Stock Incentive Plan
               --------------------------------------------------

The following terms and conditions apply with respect to each stock option (the "Option") granted pursuant to the Citicorp 1997 Stock Incentive Plan (the "Plan"), as adopted by the Citicorp Board of Directors on February 18, 1997 and approved by the stockholders at the annual meeting on April 9, 1997 effective as of April 9, 1997. The Plan is administered by a Committee appointed by the Citicorp Board of Directors (the "Committee"). The grant of such an Option will be evidenced by a Stock Option Notification (the "Notification") executed by Citicorp and the individual to whom the Option is granted (the "Optionee") which will set forth the number of shares of Citicorp common stock ("Shares") subject to the Option, the price per share for which such Option is exercisable (the "Option Price") and the date of the grant to the Optionee. The Notification and the terms and conditions contained herein shall collectively constitute the Stock Option Agreement (the "Agreement").

Whenever the word "Optionee" is used in any provisions of the Agreement under circumstances where the provision should logically be construed to apply to the estate, personal representative or beneficiary to whom this Option may be transferred by will or by the laws of descent and distribution, it will be deemed to include such person.

The terms of the Plan are hereby incorporated in these Terms and Conditions. Terms used in these Terms and Conditions which are not defined herein have the meanings as used or defined in the Plan.

1.    GRANT OF OPTION

  (a) The Optionee may purchase from Citicorp such number of Shares, as noted on the Notification, at the Option Price, subject to the limitations set forth in the Agreement.

  (b) Stock Option grants may be deemed an Incentive Stock Option ("ISO"), which shall be subject to the provisions of Section 6(a) of the Plan. Such an option will apply only to the number of whole Shares, together with any other Shares subject to option for which an ISO has been deemed, the aggregate value of which (determined as provided in the Plan) does not exceed $100,000 in the year in which such options first become exercisable. If the Option is deemed to be an ISO, and the Option would otherwise exceed the limitation of the preceding sentence, the excess will be considered a separate Option which is not an ISO.

2.    EXERCISE OF OPTION

The Option granted as described in the Notification may be exercised in installments, in whole or in part, at any time and from time to time as follows:

  (a) The aggregate number of Shares set forth in the Notification will be divided into two equal installments. The first installment will be exercisable, in whole or in part, three years from the date of the grant, and the second installment will be exercisable, in whole or in part, four years from the date of grant. Once exercisable, an Option may be exercised up to no more than ten years from the date of grant (the "Term"). The Option will become immediately exercisable in full upon retirement or death. The grant of an Option shall impose no obligation upon the Optionee to exercise such Option.

  (b) No less than 100 Shares may be purchased upon any one exercise of the Option granted hereby unless the number of Shares purchased at such time is the total number of Shares in respect of which the Option granted is then exercisable. In no event shall the Option be exercisable for a fractional Share.

  (c) The Committee may provide that the Option may not be exercised in whole or in part for any period of time. Anything in these Terms and Conditions to the contrary notwithstanding, the Option shall not be exercisable at any time when such exercise would violate any securities trading policy of Citicorp or any Company applicable to the Optionee.

3.    METHOD OF EXERCISING OPTION AND PAYMENT OF OPTION PRICE

  (a) The Option shall be exercised by the Optionee delivering to Citicorp, from time to time, on any business day, written notice specifying the number of Shares the Optionee then desires to purchase (the "Notice"). Payment for the Shares exercised may be via (i) Cash Purchase - An authorized debit to the Optionee's Citibank, N.A., New York checking account or IMRA, or by personal check, bank draft or money order payable to the order of Citicorp N.A. (such modes of payment are collectively referred to as "Cash") for an amount in United States dollars equal to the Option Price times the number of Shares specified in the Notice (the "Total Option Price"); (ii) Stock Swap - Shares with a value (as defined in clause 3(c)) equal to or less than the Total Option Price plus Cash in United States dollars equal to the amount, if any, by which the Total Option Price exceeds the value of such Shares; or (iii) an "exersale" - in which a participant may sell all or part of Shares to be obtained upon exercise of an Option pursuant to which Share certificates received upon exercise of such Option are delivered to a brokerage firm against payment to Citicorp of the Total Option Price of such Shares. The "Exercise Date" means the business day on which the Notice is delivered to the Stock Plans Unit, or such later date as may be specified in the Notice.

  (b) Payment of the Total Option Price in shares of Citicorp Common Stock, owned for at least six months by the Participant, may be made by delivery to Citicorp of a verifiable attestation, in the form provided by Citicorp, of record and beneficial ownership of the required number of Shares, or may be made by delivery of the share certificate(s) representing the required number of Shares, with the Optionee signing his or her name on the back, or by attaching executed stock powers. The Optionee's Signature must be guaranteed in either case.

  (c) The value of Shares tendered to exercise an Option will be the average of the highest and the lowest quoted selling prices of the Shares on the New York Stock Exchange Composite Tape on the valuation date, or, if there were no sales on the valuation date, the average of the highest and lowest quoted selling prices on the New York Stock Exchange Composite Tape on the first trading day before and the first trading day after the valuation date, in each case rounded up to the nearest one-eighth.

  (d) Within a reasonable period of time after the Exercise Date and subject to receipt of withholding tax, if any, Citicorp will issue to the Optionee the number of Shares with respect to which the Option has been exercised, and deliver to the Optionee certificates therefor. The exercise at the same time of both an ISO and a Non-Qualified Stock Option ("NQSO") shall cause a separate certificate to be issued to the Optionee in respect of the ISO and NQSO.

4.     TERMINATION OF OPTION

  (a) The Option will terminate and be of no force or effect upon the earliest to occur of the following events:

      (i)   The expiration of ten years from the date of the grant (the "Term").

      (ii) Termination of the Optionee's employment, except as provided in clause 4(b) below and except in the case of the Optionee's retirement or death. For these purposes, retirement is defined as termination of employment on or after age 55, except for cause, or as defined as an earlier date in a regular Citicorp Retirement Plan in a country outside of the United States.

      (iii) The expiration of five years after the date of the Optionee's retirement. The Committee may extend the time period over which such Option held by a retired Optionee may be exercised, but in no event may such period be beyond the end of the Term.

      (iv) The expiration of five years after the date of death of the Optionee if the Optionee dies while employed by Citicorp or otherwise within the period of time after retirement during which the Optionee was entitled to exercise the Option but in no event beyond the Term. During such five-year period, the Optionee's estate, personal representative, or beneficiary shall have the right to exercise the Optionee's Option to the extent the right to exercise such Option has not been exercised prior to the Optionee's death.

      (v) The occurrence of a date, which shall be no later than the end of the Term, specified by the Committee after the date of grant of the Option as the termination date of the Option.

  (b) The Committee shall have discretion to determine whether military or government service or an authorized leave of absence (as a result of disability or otherwise) or a spin-off of a Company or other corporate re-organization shall constitute a termination of employment for purposes of the Agreement. Any determination made by the Committee with respect to any matter referred to in this paragraph shall be binding on all persons affected thereby. Employment by Citicorp shall be deemed to include employment of the Optionee by, and to continue during any period in which the Optionee is in the employment of, a Company as that term is defined in the Plan.

5.    CHANGE OF OPTIONEE'S STATUS

In the event of a change in the Optionee's duties and responsibilities, or a transfer of the Optionee to a different position, the Committee may terminate the Option or reduce the number of Shares subject to Option under the Agreement in a manner which, in the sole discretion of the Committee, will make the Option, after adjustment, commensurate with options under the Plan awarded to other Employees with duties, responsibilities or position similar to those of the Optionee.

6.    CITICORP'S RIGHTS

The existence of the Option shall not affect in any way the right or power of Citicorp or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Citicorp's capital structure or its business, or any merger or consolidation of Citicorp, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of Citicorp, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

In addition, neither the Agreement, nor any action taken hereunder, shall be deemed to limit or restrict the right of Citicorp to terminate the Optionee's employment at any time, for any reason, with or without cause.

The Optionee agrees to give written notice to Citicorp of any disposition of stock received upon exercise of an ISO before the expiration of the applicable holding periods under the Internal Revenue Code of 1986, as amended (a disqualifying disposition).

7.    PREEMPTION OF APPLICABLE LAWS AND REGULATIONS

Anything in the Agreement to the contrary notwithstanding, if, at any time specified herein for the issuance of Shares to the Optionee, any law, regulation or requirement of any governmental authority having jurisdiction shall require either Citicorp or the Optionee to take any action in connection with Shares then to be issued, the issuance of such Shares shall be deferred until such action shall have been taken.

8.    INTERPRETATION OF THE AGREEMENT

Any dispute or disagreement which shall arise under, or as a result of, or pursuant to, or in connection with, the Agreement shall be determined by the Benefits Appeal Committee ("BAC") or such other committee as authorized by the Committee, and any such determination or any other determination by the BAC under or pursuant to the Agreement and any interpretation by the BAC of the terms of the Agreement, shall be binding on all persons affected thereby.

9.    AMENDMENTS

The Committee shall have the right prior to a Change of Control without the consent of the Optionee to alter or amend the Agreement, from time to time, in any manner consistent with the provisions of the Plan, but only if all agreements granting Options to purchase Shares pursuant to the Plan which are in effect and not wholly exercised at the time of such alteration or amendment shall also be similarly altered or amended with substantially the same effect, and any alteration or amendment of the Agreement by the Committee shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. Citicorp shall give written notice to the Optionee of any such alteration or amendment of the Agreement by the Committee as soon as practicable after the adoption thereof. The foregoing shall not restrict the ability of the Optionee and Citicorp by mutual written consent to alter or amend the Agreement in any manner which is consistent with the Plan and approved by the Committee.


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

10.    NOTICE REQUIREMENTS

Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered to Citicorp in care of the Stock Option Plan Unit personally or by certified mail postage prepaid or, at such other address as Citicorp, by notice to the Optionee, may designate in writing from time to time, and to the Optionee at the Optionee's address shown on the records of Citicorp or such other address as the Optionee, by notice to Citicorp, may designate in writing from time to time.

11.   CONSTRUCTION

The terms and conditions stated herein incorporate by reference the definitions and the terms and conditions of the Plan, and wherever a conflict may arise between these terms and the terms of the Plan, the terms of the Plan shall control.

12.   AGREEMENT TO COMPLY WITH SECURITIES LAWS AND THE INTERNAL REVENUE CODE

Before Citicorp delivers any Shares purchased, the following written statement may be required from the Optionee:

"I agree not to dispose of the Shares purchased by me pursuant to the Citicorp Stock Option Agreement Terms and Conditions and the Citicorp 1997 Stock Incentive Plan, otherwise than in compliance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder".

13.   NO TRANSFER

The Option shall not be transferable by the Optionee other than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Optionee only by the Optionee.

14.   GOVERNING LAW

The Option and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York.


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